Exhibit 10.1

EXECUTION VERSION

CO-EXECUTIVE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

COMPENSATION PLAN

Dated: June 7, 2013

This Compensation Plan (the “Plan”) sets forth the terms of Mark D. Klein’s (the “Executive”) employment with National Holdings Corporation, a Delaware corporation (the “Company”) for the period beginning on January 25, 2013 (the “Commencement Date”) and ending on September 30, 2015 (the “Term”). This Plan, together with the Annexes A through and including E (collectively, the “Annexes”) hereto (which are incorporated herein by reference), shall constitute the entire agreement among the parties regarding the Executive’s employment with the Company and supersedes any prior agreements, discussions, arrangements and understandings (whether written or oral) regarding such employment. Capitalized terms not defined in the Plan shall have the meaning set forth on the Annexes.

Position/Duties

During the Term, Executive shall serve as Co-Executive Chairman and Chief Executive Officer of the Company and shall have such duties and responsibilities as are typically associated with such titles. The Executive shall also serve as a Member of the Executive Committee of National Securities Corporation.

The Company and the Executive acknowledge and agree that the Executive has interests in, and is required to devote his time and attention to the businesses listed on Annex A hereto (the “Other Businesses”), and further, that the Executive serves on the corporate boards of the organizations set forth on Annex B hereto the “Board Memberships”). Notwithstanding the Executive’s duties and responsibilities to the Company and its affiliates or any term of this Plan (and the Annexes), Executive’s interests in the Other Businesses, and his devotion of time and attention, and/or service to the Other Businesses and the Board Memberships shall not be a breach of the terms of this Plan or any fiduciary duty or grounds for termination of Executive’s employment by the Company prior to the end of the Term. Further, the Company agrees (on its own behalf and on behalf of its affiliates and equityholders) that Executive’s involvement with the Other Businesses, and devotion of time and/or service to the Other Businesses and the Board Memberships, including the evaluation of business opportunities and development or acquisition of business opportunities shall not give rise to, and such parties shall not pursue, any claim, suit, proceeding or cause of action against the Executive, including, without limitation, with respect to any corporate opportunity or any interest or expectancy of the Company or its affiliates in business opportunities (or any opportunity that may be offered) with respect to the Other Businesses, including, but not limited to, opportunities that might be in a type of business that is the same as, or similar to, a business or activity conducted by the Company, which shall, upon approval of this Plan by the Company, hereby be renounced for all purposes; provided, that, the Company shall be offered prior to any Other Business any opportunity presented to the Executive to acquire control of an “independent retail securities brokerage business” as reasonably determined in good faith by the Executive. In furtherance of the foregoing and except as explicitly set forth in this paragraph, the Company acknowledges that it has obtained approval of its Board of Directors of this Plan in general and specifically this paragraph in accordance with Delaware General Corporation Law Section 122(17) renouncing any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are presented to the Executive and his affiliates or the Other Businesses.

The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law in respect of any claim, suit, proceeding or cause of action regarding in any respect the actions permitted by the immediately preceding paragraph, including, without limitation, with respect to any and all damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities.

The Executive shall be permitted to manage his personal investments and to serve on other corporate boards, or civic or charitable boards or committees, subject to the prior approval of the Company’s Board of Directors (the “Board”), which shall not be unreasonably withheld or delayed.

EXECUTION VERSION

Executive Committee

During the Term, the Executive shall serve as a member of the Executive Committee of the Company, and the Board shall take all necessary actions to appoint and retain the Executive on such Executive Committee. The only other Member of such Executive Committee shall be Robert F. Fagenson; provided that, on and following Mr. Fagenson’s termination of employment for any or no reason, the Executive Committee shall be terminated and the Executive shall report directly to the Board.

Base Salary

The Executive’s Base Salary for the period from the Commencement Date until September 30, 2013 shall be $1.00. From and after September 30, 2013, the Executive’s rate of Base Salary for the remainder of the Term shall be as determined by the Compensation Committee (with advice (as appropriate) from the Board), who shall review the Executive’s Base Salary no less frequently than each fiscal year (such base salary, the “Base Salary”). As part of any such review by the Compensation Committee and the setting of any Base Salary for any fiscal year of the Term commencing after September 30, 2013, the Compensation Committee will, among such other determinative factors it determines, identify external reference points within the Company’s industry. Base Salary shall be paid in cash in accordance with the Company’s payroll practices in effect for its employees from time to time. The Executive’s rate of Base Salary shall not be subject to reduction without the Executive’s prior written consent.

EXECUTION VERSION

Bonus	The Executive will be eligible for an annual bonus for each fiscal year of the Term as determined by the Compensation Committee.

Equity Awards

On the date hereof, the Executive will be awarded 5,700,000 fully vested, nonforfeitable, nonqualified stock options (the “Sign On Grant”) to purchase common shares of the Company on the terms set forth on Annex C hereto. In addition, the Executive shall be eligible to be awarded Equity Awards (other than the Sign On Grant) on the terms and conditions as determined by the Board (or a committee thereof), in its discretion and pursuant to the plan or arrangement pursuant to which they are granted.

Benefits/Insurance

During the Term, the Executive shall be entitled to participate in all employee benefit plans as are offered by the Company to its executive personnel, subject to the eligibility and participation provisions set forth therein, provided, that such eligibility and participation rights shall be no less favorable than any other executive employee. During the Term, the Company shall pay (at the “Buy-Up Premium” level) all health (including, without limitation, medical and dental) insurance premiums for the Executive and his dependents, or, if Executive should elect not to participate in all or any of such plans (or should such participation not be permitted under applicable law or should result in material adverse tax consequences to the Company), the Company will reimburse the Executive for the expense incurred in participating in another comparable or better plan in an amount not to exceed the cost of participation of the Executive and his dependents in the Company’s health plans or pay the Executive a flat dollar amount equal to the cost of participation of the Executive and his dependents in such Company plans; provided, that the Executive will not be entitled to any such coverage or reimbursement for medical insurance during the period that the Executive is covered by the medical insurance plan of his prior employer.

Expenses

The Executive shall be reimbursed by the Company, subject to the Company’s executive expense reimbursement policy, for expenses reasonably incurred by him, including, without limitation, for his cell phone and Blackberry (or similar devices).

EXECUTION VERSION

Insurance/Indemnity

The Executive shall be added as an insured to any director and officer and errors and omissions insurance policy of the Company and any of the Company’s subsidiaries or affiliates. The amount of coverage under each such D&O and E&O policy shall be no less than the coverage in effect on January 25, 2013. The Company shall maintain in effect for six (6) years following termination of the Executive’s employment, for any or no reason, at the Company’s sole cost such D&O and E&O policies (or substitute policies providing for tail coverage with an A.M. Best Company rating no less favorable than the rating for the insurer(s) of such policies in effect as of the last day of the Executive’s employment with the Company) or, if such policies do not permit, in whole or in part, such continued coverage or if the Company reasonably determines that reimbursement is more cost-efficient for the Company and the Executive can reasonably obtain a personal tail policy with substantially similar coverage and benefits, the Company shall reimburse the Executive (in advance, each year) for the premiums for a substitute insurance policy of substantially similar coverage and benefits.

The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, the Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith consistent with this Plan, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company (consistent with this Plan), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay (i) any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors, and (ii) any and all expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described herein in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay such expense amount to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Plan, together with a reasonable accounting of such expenses.

These insurance and indemnity obligations shall survive following the termination of the Executive’s employment.

EXECUTION VERSION

Working Facilities	The Executive Committee shall have a Company-provided office.

Termination of the Term

The Term may only be terminated prior to its scheduled expiration as follows: (i) (a) by the Company without “Cause”, (b) by the Company due to “Disability”, (c) by the Executive with “Good Reason,” or (d) upon the Executive’s death (each a “Qualifying Termination”), (ii) by the Company for “Cause” or (iii) by the Executive voluntarily without Good Reason.

In the event of any termination of the Term, the Executive will receive the Accrued Obligations.

In the event of a Qualifying Termination, the Executive shall receive the Severance Benefits in addition to the Accrued Obligations. The cash portion of the Severance Benefits shall be payable, subject to execution (and nonrevocation) by the Executive (or his legal representative or executor, as the case may be) of the Release set forth on Exhibit E hereof within sixty (60) days following the effective date of such Qualifying Termination (which execution version must be executed by the Company and delivered by the Company to the Executive (or his executor) within five calendar days following any such Qualifying Termination).

The Executive agrees that the Company may obtain a life insurance and/or disability insurance policy in respect of the Executive (for which the Company is the beneficiary) and the Executive agrees to reasonably cooperate with the Company in connection with the underwriting requirements (if any) that may be required in respect of any such policy.

Attorneys’ Fees

The Company agrees to pay the Executive’s reasonable costs and expenses for legal counsel to advise him in the negotiation, drafting and execution of his employment arrangements with the Company, including, without limitation, the Plan.

Additional Terms

The additional terms set forth on Annex D shall be incorporated herein and the terms of this Plan and the Annexes shall survive the Term and termination of the Executive’s employment for so long as necessary to give full effect thereto.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Plan (and the Annexes) as of the date first above written.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By: /s/ Robert B. Fagenson

Name: Robert B. Fagenson

Title: Executive Chairman

EXECUTIVE:

/s/ Mark D. Klein

MARK D. KLEIN

 EXECUTION VERSION

ANNEX A

OTHER BUSINESSES

MK Capital Advisors

The Klein Group, LLC

M. Klein & Company

GSV Capital

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EXECUTION VERSION

ANNEX B

APPROVED BOARDS

Great American Group, Inc.

Crumbs Bake Shop, Inc.

National Holdings Corporation

GSV Capital

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EXECUTION VERSION

ANNEX C

STOCK OPTION TERMS

The terms of this Annex C will apply to the Sign On Grant, which shall be granted under the Company’s 2006 and/or 2008 Stock Option Plans, and/or the Company’s 2013 Omnibus Incentive Plan or such other arrangement as approved by the Board, on terms acceptable to Executive and consistent with customary practice. Such Sign On Grant shall be the subject of an award agreement acceptable to the Executive.1

■	The Sign On Grant will cover shares of the Company’s common stock.
■

For purposes of the Sign On Grant (and any other equity award granted to the Executive), references in the Sign On Grant to terms that are defined herein, in the Plan or the Annexes (including without limitation the definition of “Cause”) shall have the meanings ascribed them herein, the Plan or the Annexes as applicable.

■	The Sign On Grant will be awarded in respect of 5,700,000 shares, in three tranches of 1,900,000, with each tranche having an exercise price as follows:
●	Tranche A: 1.9 million shares with an exercise price of $0.50 per share
●	Tranche B: 1.9 million shares with an exercise price of $0.70 per share
●	Tranche C: 1.9 million shares of the Company with an exercise price of $0.90 per share
■	The Sign On Grant will be fully vested and nonforfeitable upon grant.
■

The option term will expire on September 30, 2020 and the Sign On Grant will be exercisable at any time during the option term; provided, that the option term will expire on the three year anniversary of any termination that is not a Qualifying Termination (i.e., a resignation by the Executive without Good Reason or the Company’s termination for Cause), but in no event later than September 30, 2020.

■	The Sign On Grant will provide for cashless and net exercise and/or by the delivery of vested shares held by the Executive, and shall not permit withholding of shares to satisfy tax obligations.
■	The terms of the Sign On Grant shall be adjusted for any ordinary or extraordinary dividend, transaction, or customary adjustment events declared by the Board.
■	Registration Rights will be afforded the Executive with respect to the shares underlying the Sign On Grant.

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1

To the extent that any stock options or restricted stock granted hereunder are not made pursuant to the Company’s 2006 or 2008 Stock Option Plans or other plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, within a reasonable period following the grant of such options or award of restricted stock, a Form S-1 or Form S-8 registration statement covering the shares of common stock issuable upon exercise of the stock options or the restricted stock.

EXECUTION VERSION

ANNEX D

OTHER TERMS

1.     Definitions.

a.     “Agreement” shall mean the Plan together with the Annexes thereto.

b.     “Accrued Obligations” shall mean:

i.     any accrued but unpaid Base Salary through the Termination Date;

ii.     any unpaid or unreimbursed expenses incurred in accordance with Company policy or the Agreement, to the extent incurred on or prior to the Termination Date;

iii.     any benefits provided under the Company’s benefit plans upon termination of the Executive’s employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards (including, without limitation, the Sign On Grant) in accordance with the terms of such Equity Awards;

iv.     any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date; and

v.     rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof and this Plan.

The Accrued Obligations shall be paid within fourteen (14) days following the Termination Date, unless otherwise set forth in the applicable plan or arrangement governing same (e.g., indemnification and insurance rights shall survive the Term).

c.     “Cause” shall mean, with respect to the Executive, the following:

i.     the conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude carrying mandatory jail time of more than twelve (12) months; or

ii.     the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective clients, which results or is reasonably likely to result in material harm to such parties; provided that Executive shall be entitled to (A) written notice within 10 calendar days of such act or omission and (B) an opportunity to cure such act or omission to the Board’s reasonable satisfaction during a period of no less than 30 calendar days following notice of such act or omission; or

EXECUTION VERSION

iii.     breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity, which results or is reasonably likely to result in material harm to the Company or any Related Entity, provided that Executive shall be entitled to (A) written notice within 10 calendar days of such breach, action or omission and (B) an opportunity to cure such breach, action or omission to the Board’s reasonable satisfaction during a period of no less than 30 calendar days following notice of such act or omission; or

iv.     material breach of any material provision of this Agreement (other than due to disability or sickness or the provision of services to the Other Businesses); provided, however, that, Executive shall be entitled to written notice within 10 calendar days of such purported breach and an opportunity to cure such breach to the Board’s reasonable satisfaction during a period of no less than 30 calendar days following notice of such breach. For the avoidance of doubt, failure of Executive to perform his duties satisfactorily shall not be a material breach of this Agreement; or

v.     any final, non-appealable action taken against Executive by a regulatory body or self- regulatory organization that renders the Executive ineligible to perform his duties for the Company for a period of no less than 120 days.

Any termination by the Board for grounds purporting to constitute Cause shall be described in a prior written notice from the Board to the Executive. Such notice shall describe in detail the acts or omissions purporting to constitute Cause. The acts or omissions that the Board purports to constitute Cause shall only constitute Cause after (i) the expiration of any remedial period without Executive having remedied such act or omission, and (ii) the Executive has been provided with a reasonable opportunity (together with counsel of his choosing) to contest such grounds constituting Cause before the full Board. An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities. For the avoidance of doubt, the parties agree that grounds purporting to constitute Cause hereunder that are ultimately determined or overturned in favor of the Executive on appeal (or similar proceeding) to the adjudicating body, regulatory body, self-regulatory organization or otherwise, shall result retroactively in the Company’s termination of the Executive being a Qualifying Termination and the Company shall immediately reinstate the Severance Benefits (with any amounts that would have been paid or provided prior to such reinstatement, being paid on the date of such reinstatement in cash).

d.     “Change in Control of the Company” shall mean any transaction(s) of the type described in Q/A 27 through and including Q/A 29 of Treasury Regulation 1.280G-1 and applicable published guidance thereunder, or any successor regulation or pronouncement thereto.

e.      “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

f.     “Code” shall mean the Internal Revenue Code of 1986, as amended.

g.     “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and which the Company or Related Entities treat as confidential and which are not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

EXECUTION VERSION

h.     “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

i.     “Equity Awards” shall mean any stock options (including, without limitation, the Sign On Grant), restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

j.     “fiscal year” shall mean the Company’s applicable fiscal year ending September 30.

k.     “Good Reason” shall mean any of the following without the Executive’s prior written consent:

i.     the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities, or any other action or omission by the Company that results in a material diminution in such position, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

ii.     any material failure by the Company to pay compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

iii.     the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles outside of New York, New York, except for travel reasonably required in the performance of the Executive’s responsibilities; or

iv.     any decrease in Base Salary or target bonus opportunity once established by the Board; or

v.     the Company’s material breach of this Agreement (including, without limitation, failing to arrange for a purchaser of all or substantially all of the Company’s assets or other successor to assume this Agreement and any failure to pay compensation when due), other than an isolated, insubstantial and inadvertent breach not occurring in bad faith that is remedied by the Company promptly following receipt of written notice thereof given by the Executive.

EXECUTION VERSION

The Executive may terminate the Term for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable detail the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days following the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period.

l.      “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board in a writing provided to Executive and agreed to by Executive, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

m.     “Restricted Period” shall be the period of the Executive’s employment with the Company and the twelve (12) month period immediately following termination of the Termination Date.

n.     “Severance Benefits” shall mean:

i.     A lump-sum cash payment of $750,000, provided, that such amount increases to $1,100,000 if a Qualifying Termination occurs in connection with, contingent on or within the twelve (12) months following a Change in Control of the Company determined in a manner consistent with Code Section 280G and the regulations and applicable published guidance thereunder; and

ii.     continuation of the health benefits provided to the Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums in a manner most reasonably tax efficient for Executive until the earlier of (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

o.      “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the Company.

2.     Cooperation: Following termination of the Executive’s employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for the Other Businesses, a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 2 upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 2.

EXECUTION VERSION

3.     Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In connection with any proposed modification or Code Section 409A violation, the Company shall reimburse Executive for attorneys’ fees for the Executive’s choosing reasonably incurred in connection with such modification or violation.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Executive’s separation from service, such payment or benefit shall not be made or provided (subject to the penultimate sentence of this paragraph)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment under this Agreement shall be a separate payment in a series of separate payments or purposes of Code Section 409A.

EXECUTION VERSION

4.     Other Business Intellectual Property. The Company and the Executive each acknowledge and agree that the Executive and/or the Other Businesses have developed and may develop intellectual property, not relating to the Company, and the Company acknowledges and agrees that the Executive shall have exclusive access and all rights to such intellectual property at all times during the Executive’s employment and at all times thereafter, and that, notwithstanding anything herein or in any other agreement to the contrary, the Executive or the Other Businesses, as the case may be, shall be the sole owner of such intellectual property with the full panoply of rights to such intellectual property as the case may be (including, without limitation, the ability to license same) and that the Company shall have no rights to such intellectual property unless expressly agreed to in writing by the Executive or the Other Businesses, as the case may be.

5.     Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

6.     Assignment. This Agreement shall be binding upon the successors and assigns of the Company. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company merges or consolidates or to which the Company transfers all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

8.     WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY EQUITY AWARD, AND ANY DISPUTES IN CONNECTION THEREWITH SHALL BE HEARD IN A COURT OF COMPETENT JURISDICTION, UNLESS OTHERWISE AGREED UPON IN WRITING BY THE PARTIES HERETO.

9.     Restrictive Covenants.

a.     The Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop the Confidential Information. In consideration of the Executive’s continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the “Group”), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as the Executive may deem necessary in order to conduct the Group’s business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to the Executive by the Group, is published or becomes part of the public domain through no fault of the Executive; which is known to the Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after the Executive is no longer employed by the Group, which is thereafter disclosed to the Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 9a shall continue in full force and effect notwithstanding termination of the Executive’s employment under this Agreement or otherwise. Any intellectual property of the Executive or the Other Businesses shall not be Confidential Information of the Group.

EXECUTION VERSION

b.     The Executive agrees that if the Company has made and is continuing to make all required payments (and benefits) to the Executive upon and after termination of the Executive’s employment, then during the Restricted Period, the Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Group, nor (b) interfere with any relationship with any prior (within twelve (12) months of termination) or then current customer and/or client of the Group. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 9b (except as expressly permitted or contemplated by this Agreement).

c.     The Executive agrees that the Executive shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or their respective officers or directors that are reasonably likely to cause material damage to the Company, its affiliates, or their respective officers or directors; provided that the provisions of this subsection shall not apply to truthful testimony as a witness in any investigative, adjudicatory, agency or court proceeding, or in compliance with other legal obligations. The Company agrees that the Company shall ensure that the Board, its members and any senior executive of the Company, and any board (and its members) or senior executive of the Company’s affiliates, shall not make any false, defamatory or disparaging statements about the Executive that are reasonably likely to case material damage to the Executive; provided that the provisions of this subsection shall not apply to truthful testimony as a witness in any investigative, adjudicatory, agency or court proceeding, or in compliance with other legal obligations.

d.     The Executive acknowledges that the restrictive covenants contained in this Section 9 (the “Restrictive Covenants”) are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If the Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to seek injunctive relief; it being acknowledged and agreed to by the Executive that any such breach or threatened breach could cause irreparable and continuing injury to the Company and that money damages might not provide an adequate remedy to the Company.

EXECUTION VERSION

10.     Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chairman of the Compensation Committee, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision (with a copy to (which shall not constitute notice) Bruce Mendelsohn, Esq., c/o Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036.

11.     Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

12.     Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

13.     Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

EXECUTION VERSION

14.     Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15.     No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

16.     Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, beneficiaries, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

19.     Amendment. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

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EXECUTION VERSION

ANNEX E

RELEASE

MARK D. KLEIN (the “Executive”), on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated ______________ (the “Agreement”), AND THE UNDERSIGNED ON BEHALF OF THE RELEASED PARTIES (as defined below) do hereby release and forever discharge as of the date hereof the other (the Company, its affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees and affiliates (and each such Person’s respective successors and assigns) collectively, the “Released Parties”). Capitalized terms not herein defined shall have the meanings ascribed them in the Agreement. References herein to “I” shall mean “Executive,” and each of the Executive, and the Company (on its behalf and on behalf of the Released Parties) shall be a “Party” to this General Release and collectively referred to as the “Parties.”

1.     I understand that any payments or benefits paid or granted to me under the Agreement (as described herein on the Annex hereto) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the cash Severance Benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.     I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to or release any of the Released Parties from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or any consideration that serves as the basis for this General Release (including, without limitation, the cash Severance Benefits), (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company, (iii) any rights to indemnification, contribution, D&O or E&O insurance, (iv) any rights in respect of any equity awards or other equity or securities in any of the Released Parties or their affiliates, or (v) any rights in respect of the Other Businesses.

EXECUTION VERSION

For fair and adequate consideration under this Agreement, the sufficiency of which is hereby expressly acknowledged by the parties, and subject to this Agreement becoming effective pursuant to the terms of hereof, the Company on behalf of itself and any of the Released Parties, knowingly and voluntarily releases, acquits and forever discharges Executive and his heirs of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages and demands of whatever character, in law or in equity, from the beginning of time through the date of execution of this Agreement (all of the foregoing collectively referred to herein as the “Company Claims”).

3.     The Parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this General Release.

4.     I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.

5.     In signing this General Release, the Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims or Company Claims hereinabove released. The Parties expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims or Company Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims or Company Claims), if any, as well as those relating to any other Claims or Company Claims hereinabove mentioned or implied. The Parties acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Parties would not have agreed to the terms of the Agreement. The Parties covenant that they shall not directly or indirectly, commence, maintain or prosecute or sue any of the parties released hereunder either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim or Company Claim covered by this General Release. I further agree that in the event such Party should bring a Claim or Company Claim seeking damages against the other, or in the event a Party should seek to recover against the other in any Claim or Company Claim brought by a governmental agency on the other’s behalf, this General Release shall serve as a complete defense to such Claims or Company Claims. The Parties further agree that they are not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

EXECUTION VERSION

6.     Both Parties agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the other, any Released Party or Executive of any improper or unlawful conduct.

7.     Except as required by applicable law, the Parties agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel the Parties have consulted regarding the meaning or effect hereof or as required by law, and the Parties will instruct each of the foregoing not to disclose the same to anyone.

8.     Any non-disclosure provision in this General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self- regulatory organization or governmental entity.

9.     Without limitation of any provision of the Agreement, the Parties hereby expressly re-affirm their obligations under the Plan.

10.     Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

EXECUTION VERSION

BY SIGNING THIS GENERAL RELEASE, THE PARTIES REPRESENT AND AGREE THAT:

(a)     THE PARTIES HAVE READ IT CAREFULLY;

(b)     THE PARTIES UNDERSTAND ALL OF ITS TERMS AND KNOW THAT THE PARTIES ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)     THE PARTIES VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)     THE PARTIES HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND THE PARTIES HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)     I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON ____________ __, __ TO CONSIDER IT AND THE CHANGES MADE SINCE THE __________ ___, ___ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)     I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(g)     THE PARTIES HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE SUCH PARTY WITH RESPECT TO IT; AND

EXECUTION VERSION

(h)     THE PARTIES AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BOTH PARTIES.

(j)     THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST- TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE:__________ __, ____     ____________________________

COMPANY: NATIONAL HOLDINGS CORPORATION By:___________________________________ Name:_________________________________ Title:__________________________________

EXECUTIVE: _______________________________________ MARK D. KLEIN

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